UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (AMENDMENT NO. 1 - EXIT FILING)*

                                  NANOGEN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PAR SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   630075 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)

[X]  Rule 13d-1(c)

|_|  Rule 13d-1(d)


       *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 9 Pages

                                      13G/A

----------------------                                --------------------------
CUSIP NO. 630075 10 9                                      PAGE 2 OF 9 PAGES
----------------------                                --------------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Sage Capital Growth, Inc.

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |X|
                                                           (b)  |_|

--------------------------------------------------------------------------------

 3   SEC USE ONLY

--------------------------------------------------------------------------------

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
NUMBER OF
SHARES               0
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6  SHARED VOTING POWER
EACH
REPORTING            142,993 shares of Common Stock
PERSON            --------------------------------------------------------------
WITH              7  SOLE DISPOSITIVE POWER

                     0
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     See Row 6 above
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           See Row 6 above

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[_]

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.4% as of December 31, 2004. (Based on 33,892,892 shares of Common Stock issued and outstanding as reported in the Issuer's Quarterly Report on Form 10-Q dated November 11, 2004.)

--------------------------------------------------------------------------------

 12  TYPE OF REPORTING PERSON *

           CO

--------------------------------------------------------------------------------



                               Page 2 of 9 Pages

                                      13G/A

----------------------                                 -------------------------
CUSIP NO. 630075 10 9                                      PAGE 3 OF 9 PAGES
----------------------                                 -------------------------



--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Mainfield Enterprises, Inc.

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |X|
                                                           (b)  |_|

--------------------------------------------------------------------------------

 3   SEC USE ONLY

--------------------------------------------------------------------------------

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Island

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
NUMBER OF
SHARES               0
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6  SHARED VOTING POWER
EACH
REPORTING            142,993 shares of Common Stock
PERSON            --------------------------------------------------------------
WITH              7  SOLE DISPOSITIVE POWER

                     0
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     See Row 6 above
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           See Row 6 above

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[_]

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.4% as of December 31, 2004. (Based on 33,892,892 shares of Common Stock issued and outstanding as reported in the Issuer's Quarterly Report on Form 10-Q dated November 11, 2004.)

--------------------------------------------------------------------------------

 12  TYPE OF REPORTING PERSON*

           CO

--------------------------------------------------------------------------------


                               Page 3 of 9 Pages

This is the final amendment to this Schedule 13G and an exit filing with respect to each Reporting Person listed in Item 2(a).

ITEM 1.

      (a)   Name of Issuer

            NANOGEN, INC.

      (b)   Address of Issuer's Principal Executive Offices:

            10398 Pacific Center Court

            San Diego, CA 92121

ITEM 2.

      (a)   Name of Persons Filing:

            Sage Capital Growth, Inc. ("Sage")
            Mainfield Enterprises, Inc. ("Mainfield")

      (b)   Address of Principal Business Office:

            Sage:
            660 Madison Avenue, 18th floor
            New York, New York  10021

            Mainfield:
            Icaza, Gonzalez-Ruiz & Aleman (BVI) Trust Limited, Wickhams Cay I, Vanterpool Plaza
            P.O. Box 873, Road Town
            Tortolla, British Virgin Islands

      (c)   Citizenship:

            Sage:
            New York

            Mainfield:
            British Virgin Islands

      (d)   Title of Class of Securities:

            Common Stock, par value $0.001 per share

      (e)   CUSIP Number:
            630075 10 9

                               Page 4 of 9 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b) |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

      (e) |_|  An investment adviser in accordance with
               Section 240.13d-1(b)(1)(ii)(E);

      (f) |_|  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

      (g) |_|  A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G);

      (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j) |_|  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4.     OWNERSHIP

      (a)   Amount Beneficially Owned

            142,993 shares of Common Stock

      (b)   Percent of Class

            0.4% as of December 31, 2004. (Based on 33,892,892 shares of Common Stock issued and outstanding as reported in the Issuer's Quarterly Report on Form 10-Q dated November 11, 2004.)

      (c)   Number of shares as to which the person has:

            (i) Sole power to vote or direct the vote:

                0

            (ii) Shared power to vote or direct the vote:

                               Page 5 of 9 Pages

                 See Item 4(a) above.

          (iii)  Sole power to dispose or to direct the disposition of:

                 0

           (iv)  Shared power to dispose or to direct the disposition of:

                 See Item 4(a) above.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Inapplicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


            See the Joint Filing Agreement attached hereto as an Exhibit.

ITEM 9.     NOTICE OF DISSOLUTION OF THE GROUP

            Inapplicable

ITEM 10.    CERTIFICATION


                               Page 6 of 9 Pages

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 7 of 9 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 14th day of February, 2005


SAGE CAPITAL GROWTH, INC.


By: /s/ Avi Vigder
    ---------------------------------
    Name: Avi Vigder
    Title: Authorized Signatory


MAINFIELD ENTERPRISES, INC.


By: By: /s/ Avi Vigder
    ---------------------------------
    Name: Avi Vigder
    Title: Authorized Signatory



                               Page 8 of 9 Pages

                             JOINT FILING AGREEMENT

       In accordance with rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G, and all amendments thereto, and that such statement, and all amendments thereto, is made on behalf of each of them.

       IN WITNESS WHEREOF, the undersigned hereby executed this agreement on February 14, 2005.

                                         Sage Capital Growth, Inc.

                                           /s/ Avi Vigder
                                         ---------------------------------------
                                         Name:   Avi Vigder
                                         Title:  Authorized Signatory


                                         Mainfield Enterprises, Inc.

                                          /s/ Avi Vigder
                                         ---------------------------------------
                                         Name:   Avi Vigder
                                         Title:  Authorized Signatory


                               Page 9 of 9 Pages